                                                                       EXHIBIT 5


                      [Gibson, Dunn & Crutcher Letterhead]





                                February 2, 1996



(714) 451-3800
                                                                C 73074-00063


Quidel Corporation
10165 McKellar Court
San Diego, California  92121


        Re:      Registration Statement on Form S-3 for
                 2,366,665 Shares of Common Stock
                 --------------------------------------


Ladies and Gentlemen:

                 We have examined the Registration Statement on Form S-3 filed on February 2, 1996 (the "Registration Statement") by Quidel Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 2,366,665 shares (the "Shares") of the Company's Common Stock issuable upon exercise of certain outstanding warrants as described in the Registration Statement (the "Warrants").

                 As your counsel, we have examined the Company's Certificate of Incorporation and Bylaws and the records of certain corporate proceedings and actions taken by the Company in connection with the issuance of the Warrants. Based upon the foregoing and in reliance thereon, it is our opinion that each Share that may be offered and sold pursuant to the Registration Statement will, upon exercise of the applicable Warrant in accordance with its terms, including payment of the applicable exercise price, be validly issued, fully paid and non-assessable.